Exhibit 99.1

Dimension Therapeutics Reports Recent Corporate Progress and Third Quarter 2016 Financial Results

Completed patient dosing in cohort 1 and dosing cohort 2 in ongoing Phase 1/2 trial with DTX101 for hemophilia B; clinical data expected in January 2017

IND filing and initiation of Phase 1/2 study for lead Inherited Metabolic Disease (IMD) program, DTX301 for OTC deficiency, anticipated by the end of 2016

Granted FDA orphan drug designation for DTX401 for glycogen storage disease type Ia (GSDIa)

CAMBRIDGE, Mass., November 10, 2016 — Dimension Therapeutics, Inc. (NASDAQ:DMTX), a biopharmaceutical company advancing novel, adeno-associated virus (AAV) gene therapies targeting the liver, a key organ for human metabolism, today reported financial results for the third quarter ended September 30, 2016, and provided an update on the company’s recent corporate progress.

“We are pleased to report the advancement of our lead Phase 1/2 clinical trial of DTX101 for the treatment of hemophilia B, for which we have completed patient dosing in the first cohort and are dosing cohort 2. Based on this progress, we plan to report clinical data from the trial in January of next year,” said Dr. Annalisa Jenkins, MBBS, FRCP, Chief Executive Officer of Dimension. “During the third quarter of this year, we also made considerable progress in advancing our IMD portfolio. We completed IND-enabling studies with our lead IMD candidate, DTX301 for OTC deficiency, and plan to file our IND and initiate a global, multi-center phase 1/2 trial by the end of 2016.”

Dr. Jenkins added, “2017 will be an important year for Dimension as we continue to leverage our expertise in liver biology, AAV gene therapy, and mammalian vector manufacturing to address metabolic diseases associated with the liver where there remains significant medical need. We look forward to sharing the progress of our broad five program IMD portfolio as we head towards human trials.”

Recent Highlights and Additional Milestones

- Inherited Metabolic Disease (IMD) Programs -

•	Advanced lead IMD candidates - DTX301 for OTC deficiency and DTX401 for GSDIa, DTX601 for citrullinemia type I, DTX501 for PKU, and DTX701 for Wilson disease:

•	DTX301: Completed IND-enabling studies; IND filing and initiation of the global, multi-center Phase 1/2 clinical trial anticipated by the end of 2016.

•	DTX401: Lead candidate advancing in IND-enabling studies.

•	Granted orphan drug designation by the U.S. Food and Drug Administration (FDA) for DTX401 for the treatment of GSDIa.

•	DTX601, DTX501, DTX701: Ongoing preclinical translational research activities with the University of Pennsylvania (PENN) to support selection of development candidates for citrullinemia type 1, phenylketonuria (PKU), and Wilson disease.

- Hemophilia Programs -

•	DTX101: Conducting multi-center Phase 1/2 study for DTX101, Dimension’s lead product candidate for adult patients with moderate/severe to severe hemophilia B.

•	Completed cohort 1 and dosing cohort 2; expect to disclose clinical data in January 2017.

•	In October, the Data Safety Monitoring Committee (DSMC) accepted Dimension’s recommendation to dose escalate to 5x10[12] GC/kg for the second cohort.

•	DTX201: Currently in IND-enabling studies in collaboration with Bayer for treatment of moderate/severe to severe hemophilia A.

- Operations and Manufacturing -

•	Presented 3 posters highlighting advances in mammalian AAV manufacturing technology during the European Society of Gene and Cell Therapy (ESGCT) congress.

•	Dimension researchers reported on new technologies to support current and next generation HELA 2.0 AAV manufacturing platform.

Third Quarter 2016 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2016, were $93.8 million, compared with $127.0 million on December 31, 2015. Based on its current operating plan to fund seven programs, the company expects its existing cash, cash equivalents and marketable securities, payments received in connection with its collaboration agreement with Bayer and borrowing capacity under its loan and security agreement with Silicon Valley Bank will enable it to fund its operating expenses and capital expenditure requirements through Q1 2018.

•	Revenue: For the quarter ended September 30, 2016, Dimension recognized $2.8 million of revenue associated with its collaboration agreement with Bayer, compared to $2.1 million for the same period in 2015. The increase was due to services performed in connection with its performance obligations under the collaboration agreement with Bayer.

•	R&D Expenses: Research and development expenses for the quarter ended September 30, 2016, were approximately $13.8 million, compared to $10.4 million for the same period in 2015. The increase was primarily due to increased expenditures in preparation of an IND filing and Phase 1/2 clinical for DTX301, manufacturing and IND-enabling studies for DTX401, and manufacturing process development activity in Dimension’s Woburn facility, offset primarily by decreased expenditures with DTX101 as we conduct our Phase 1/2 study for DTX101.

•	G&A Expenses: General and administrative expenses were $3.3 million for the quarter ended September 30, 2016, compared to $2.3 million for the same period in 2015. The increase was primarily due to increased personnel-related costs (including stock-based compensation), as a result of hiring additional full-time and contractor employees to support growth in operations, finance and human resources.

•	Net Loss: For the quarter ended September 30, 2016, the company reported a net loss of $(14.4) million, or $(0.58) per share, compared to a net loss of $(10.7) million, or $(2.73) per share, for the same period in 2015.

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ:DMTX) is the leader in discovering and developing new therapeutic products for people living with devastating rare and metabolic diseases associated with the liver, based on the most advanced, mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency, GSDIa, citrullinemia type 1, PKU, Wilson disease, a collaboration with Bayer in hemophilia A, and a wholly owned clinical program in hemophilia B. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

For more information, please visit http://www.dimensiontx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical and developmental progress of Dimension’s portfolio and lead programs, including upcoming milestones, the potential productivity of Dimension’s ongoing collaborations, and the regulatory progress of Dimension’s product candidates and programs. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Dimension’s product candidates, including its lead candidate, DTX101, will not successfully be developed or commercialized; and the risks described under the caption “Risk Factors” in Dimension Therapeutics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Dimension Therapeutics’ additional filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Dimension Therapeutics undertakes no duty to update this information unless required by law.

DIMENSION THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$74,943	$127,047
Marketable securities	18,809	—
Accounts receivable	1,807	143
Prepaid expenses and other current assets	2,900	2,740

Total current assets	98,459	129,930
Property and equipment, net	8,718	3,339

Total assets	$107,177	$133,269

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,381	$1,555
Accrued expenses and other current liabilities	6,968	3,715
Amounts due to related parties	—	522
Deferred revenue	7,803	6,835
Notes payable	1,973	574

Total current liabilities	18,125	13,201
Deferred revenue, net of current portion	11,770	13,670
Notes payable, net of discount and current portion	4,751	759
Other liabilities	493	56

Total liabilities	35,139	27,686

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized at September 30, 2016 and December 31, 2015; zero shares issued or outstanding at September 30, 2016 and December 31, 2015.	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized as of September 30, 2016 and December 31, 2015; 25,043,506 and 25,008,227 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively.	2	2
Additional paid-in capital	159,207	156,775
Accumulated deficit	(87,170)	(51,194)
Accumulated other comprehensive loss	(1)	—

Total stockholders’ equity	72,038	105,583

Total liabilities and stockholders’ equity	$107,177	$133,269

DIMENSION THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
Revenue	$2,762	$2,061	$7,339	$5,397

Operating expenses:
Research and development	13,796	10,372	33,841	25,238
General and administrative	3,305	2,334	9,482	6,115

Total operating expenses	17,101	12,706	43,323	31,353

Loss from operations	(14,339)	(10,645)	(35,984)	(25,956)
Interest income (expense), net	(26)	(22)	8	(72)

Net loss	(14,365)	(10,667)	(35,976)	(26,028)
Accretion of convertible preferred stock to redemption value	—	—	—	(23)

Net loss attributable to common stockholders	$(14,365)	$(10,667)	$(35,976)	$(26,051)

Net loss per share attributable to common stockholders — basic and diluted	$(0.58)	$(2.73)	$(1.44)	$(6.71)

Weighted average common shares outstanding — basic and diluted	24,930,348	3,907,196	24,900,773	3,880,779

Comprehensive loss:
Net loss	$(14,365)	$(10,667)	$(35,976)	$(26,028)
Other comprehensive gain (loss):
Unrealized gain (loss) on marketable securities	(1)	—	(1)	—

Total other comprehensive gain (loss)	(1)	—	(1)	—

Total comprehensive loss	$(14,366)	$(10,667)	$(35,977)	$(26,028)

This selected financial information should be read in conjunction with the unaudited, condensed consolidated financial statements and notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

CONTACT:

Jean Franchi

Chief Financial Officer

Dimension Therapeutics

617-714-0709

jean.franchi@dimensiontx.com

Burns McClellan, on behalf of Dimension Therapeutics

Media: Justin Jackson

212-213-0006, ext.327

jjackson@burnsmc.com

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